 Exhibit 99-.3

Jackson Fund Services
Fidelity Bond Coverage Requirements
Determination Date: 12-31-20

		Total Assets (as of 12-31-20)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 256,767,736,277	$ 2,500,000	[1]
	JNL Investors Series Trust	4,296,605,782	2,500,000	[1]
	Extra coverage		1,000,000
		Total	$ 6,000,000	[1]

	Current Bond Coverage		$ 11,000,000	[2]

		Excess Coverage	$ 5,000,000	[3]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company - Expires on January 1, 2021
[3]
This coverage was for Jackson Variable Series Trust [$2,500,000] and JNL Variable Fund LLC [$2,500,000], which were terminated, effective April 27, 2020. Therefore, these entities have no AUM, as of the December 31, 2020 spreadsheet determination date. These entities will not be included in bond coverage for the January 1, 2021 - January 1, 2022 renewal period.